                                   AMENDMENT NO. 1
                            TO THE DISTRIBUTION AGREEMENT



          Amendment dated as of ___________________, 1998 to the Amended and Restated Distribution Agreement (the "Agreement") dated as of October 1, 1997 between Westcore Trust, a Massachusetts business trust (the "Trust"), and ALPS Mutual Funds Services, Inc. ("ALPS").


                                      BACKGROUND

          1. ALPS serves as the distributor for certain of the Trust's portfolios pursuant to the Agreement.


          2. The Trust desires to employ ALPS as its distributor for the Mid-Cap Value Fund (the "Fund"), on the terms and for the compensation set forth in the Agreement and ALPS agrees to provide such services.


                                      AGREEMENT

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

          1.   APPOINTMENT.   The Trust hereby appoint ALPS to act as
distributor for the Fund for the period and on the terms set forth in the Agreement and ALPS accepts such appointment for said period and on said terms, and agrees to provide the services set forth in the Agreement and in return for the compensation provided therein.

          2.   CONTINUING VALIDITY.     The provisions of the Agreement shall
remain in full force and effect as modified hereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the day and year first above written.


                              WESTCORE TRUST


                              By:
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                              ALPS MUTUAL FUNDS SERVICES, INC.


                              By:
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